Exhibit 3.5

INTERFACE SECURITY SYSTEMS, L.L.C.

FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of INTERFACE SECURITY SYSTEMS, L.L.C. (the “Company”), dated as of December 13, 2001, is duly executed by INTERFACE ACQUISITION COMPANY, L.L.C., a Louisiana limited liability company located at 750 B Street, Suite 3200, San Diego, California  92101 as the sole member (“Holdings” or the “Member”), pursuant to the Act (as defined in Section 1.1) for the purposes and on the terms and conditions set forth below:

ARTICLE I
Defined Terms

Section 1.1.           Definitions.  Capitalized terms used herein without definition shall have the meanings given to such terms in this Article I.

“Act” means Limited Liability Company Act of Louisiana, as set forth in La. Rev. Stat. §§ 12:1301-1369, as amended and in effect from time to time, and any successor statute.

“Advancement of Expenses” has the meaning set forth in Section 9.2 hereof.

“Board of Managers” has the meaning set forth in Section 5.1 hereof.

“Final Adjudication” has the meaning set forth in Section 9.2 hereof.

“Indemnitee” has the meaning set forth in Section 9.2 hereof.

“Louisiana Law” has the meaning set forth in Section 9.2 hereof.

“Manager” means a member, individually, of the Board of Managers, and “Managers” means the members, collectively, of the Board of Managers.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Proceeding” has the meaning set forth in Section 9.2 hereof.

“Undertaking” has the meaning set forth in Section 9.2 hereof.

ARTICLE II
Organization; Name and Principal Place of Business of the Company; Etc.

Section 2.1.           Formation.

(a)           The Company is organized as a limited liability company pursuant to the Act.

(b)           The Board of Managers (or other authorized person) shall execute, file, record and publish as appropriate articles of organization, an initial company report, and such other certificates, amendments to certificates, and other documents as are or become necessary or advisable at any time and from time to time as determined by the Board of Managers.

Section 2.2.           Name.  The name of the Company shall be “Interface Security Systems, L.L.C.” The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Board of Managers.

Section 2.3.           Principal Place of Business.  The principal place of business of the Company shall be located at 1520 North Hearne Avenue, Suite 104, Shreveport, LA  71107.  The Board of Managers may, at any time, change the principal place of business of the Company.

Section 2.4.           Registered Agent and Office.  The registered agent for service of process on the Company in the State of Louisiana shall be LEXIS Document Services Inc., 3867 Plaza Tower, 1st Floor, Baton Rouge, LA  70816 and the registered office of the Company in the State of Louisiana shall be c/o LEXIS Document Services Inc. at the same address.  At any time, the Board of Managers may designate another registered agent and/or registered office.

Section 2.5.           Qualification in Other Jurisdictions.  The Board of Managers shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable.  Any member of the Board of Managers or officer of the Company, each as duly authorized by the Board of Managers, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE III
Business, Purpose and Term of the Company

Section 3.1.           Term.  The term shall continue until the Company is dissolved by the Member.

Section 3.2.           Purpose.  The purpose and character of business of the Company shall be to carry on any and all activities permitted to a limited liability company under the Act.

Section 3.3.           Powers.

(a)           The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 3.2.

(b)           The Board of Managers may authorize any Person (including, without limitation, the Member) to enter into and perform any document, instrument or agreement on behalf of, and in the name of, the Company.

ARTICLE IV
Member; Capital Contributions and Liabilities

Section 4.1.           Powers of Member.  The Member shall have the power to exercise any and all rights or powers granted to the Member pursuant to the express terms of this Agreement or as otherwise required by the Act.

Section 4.2.           Liability of Member.  In no event shall the Member be personally liable for the expenses, liabilities, debts or obligations of the Company, except as specifically provided in the Act.

Section 4.3.           Member.  As of the date hereof, Holdings is the only member of the Company.

Section 4.4.           Capital Contribution.  The capital contribution of the Member is set forth on the books and records of the Company.  No interest shall be paid on any capital contribution to the Company.

ARTICLE V
Management of the Company

Section 5.1.           Management of the Company.

(a)           The business and affairs of the Company shall be managed by and under the direction of the Board of Managers (the “Board of Managers”), which shall consist of seven (7) members.  Except as otherwise expressly provided herein, the Board of Managers shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein.

(b)           The Managers shall be appointed by the Member.  The Member may remove and replace any Manager with or without cause.  If for any reason there is a vacancy on the Board of Managers, the Member may appoint a new Manager to fill the vacancy so created.

(c)           The Board of Managers may hold meetings either within or without the State of Louisiana, at such time and at such place as from time to time may be determined by the Board of Managers.  Meetings of the Board of Managers shall be called on not less than one (1) day prior notice given to all members of the Board of Managers (or such shorter time period as is practicable in the event of an emergency meeting).  Meetings may be called by any Manager.  Except as otherwise provided by law, at least four (4) Managers shall be required in order to constitute a quorum at all meetings of the Board of Managers.  Unless otherwise provided by law or by this Agreement, all actions to be taken by the Board of Managers shall require the affirmative vote of Managers then entitled to exercise a majority of the votes of the Managers who are present in person at the meeting and entitled to vote on such actions.  Any action required to or which may be taken at a meeting of the Board of Managers may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by the Managers required to take such action hereunder.

Members of the Board of Managers may participate in a meeting of the Board of Managers by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this sentence shall constitute presence in person at such meeting.

(d)           No contract or transaction between the Company and one or more of its Board of Managers members or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of the members of the Board of Managers or officers are directors or officers, or have a financial interest, shall be void solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Managers thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Managers; or (ii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Managers.

Section 5.2.           Officers.  The Board of Managers may, in its discretion, choose officers of the Company, including, without limitation, a Chairman of the Board, Chief Executive Officer, President, Treasurer, Secretary and one or more Vice-Presidents.  Any such officers shall perform such duties and have such powers as from time to time may be assigned them by the Board of Managers.

Section 5.3.           No Management by Member.  Except as otherwise expressly provided herein, the Member shall not take part in the day-to-day management, or the operation or control of the business and affairs of the Company.  Except and only to the extent expressly provided for in this Agreement and as delegated by the Board of Managers, neither the Member nor any other Person other than the Board of Managers shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

Section 5.4.           Reliance by Third Parties.  Any Person dealing with the Company or the Board of Managers may rely upon a certificate signed by a Manager or any officer of the Company designated by the Board of Managers as to:

(a)           the identity of the Member, any officer of the Company or any Manager thereof;

(b)           the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Board of Managers or in any other manner germane to the affairs of the Company;

(c)           the Persons who are authorized to execute and deliver any agreement, instrument or document of or on behalf of the Company; or

(d)           any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member.

ARTICLE VI
Allocations, Distributions and Tax Matters

Section 6.1.           Distributions.  All distributions hereunder shall be made to the Member at such times and in such aggregate amounts as the Member may deem appropriate.

Section 6.2.           Allocations of Profits and Losses.  All net profits and credits and all net losses of the Company (for both accounting and tax purposes) for each fiscal year shall be allocated to the Member.

ARTICLE VII
Dissolution and Winding Up

Section 7.1.           General.  Upon dissolution of the Company, and unless the business of the Company is continued upon the terms of this Agreement by the Member, the business of the Company shall continue for the sole purpose of winding up its affairs.  The winding up process shall be carried out by the Board of Managers.

Section 7.2.           Application and Distribution of Company Assets.  The assets of the Company in winding up shall be applied or distributed as follows:  first, in payment of the debts of the Company, taking into account the relative priorities thereof; and second, to the Member.  A reasonable reserve for contingencies in connection with the winding up of the business of the Company shall be retained by the Company until such winding up is completed or such reserve is otherwise deemed no longer necessary by the Board of Managers.

ARTICLE VIII
Books, Records and Accounting

Section 8.1.           Company Books of Account.  The Company shall cause to be entered in appropriate books, kept at the Company’s principal place of business, all transactions of or relating to the Company.  The Member shall have access to and the right, at such Member’s sole cost and expense, to inspect and copy such books and all other Company records during normal business hours; provided that the Member shall be responsible for any out-of-pocket costs or expenses incurred by the Company in making such books and records available for inspection.

Section 8.2.           Deposits of Company Funds.  All funds of the Company shall be deposited in the Company’s name in such checking, money market, or other account or accounts as the Board of Managers may from time to time designate; withdrawals shall be made therefrom on such signature or signatures as the Board of Managers shall determine.

Section 8.3.           Fiscal Year.  The fiscal year of the Company shall be January 1 through December 31.

ARTICLE IX
Indemnification

Section 9.1.           Limitation of Liability.  No Manager of the Company shall be personally liable to the Company or to the Member for monetary damages for breach of fiduciary duty as a

Manager, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Section 9.1 shall not eliminate or limit the liability of a Manager, to the extent such liability is provided by applicable law, (i) for any breach of the Manager’s duty of loyalty to the Company or the Member, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Manager derived an improper personal benefit.  No amendment to or repeal of this Section 9.1 shall apply to or have any effect on the liability or alleged liability of any Manager for or with respect to any acts or omissions of such Manager occurring prior to the effective date of such amendment or repeal.

Section 9.2.           Indemnification.  Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of being or having been a Manager or officer of the Company or serving or having served at the request of the Company as a manager, director, trustee, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such proceeding is alleged action or failure to act in an official capacity as a manager, director, trustee, officer, employee or agent or in any other capacity while serving as a manager, director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto) (as used in this Article IX, the “Louisiana Law”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a manager, director, trustee, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 9.3 hereof with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Managers of the Company.  The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the Louisiana Law so requires, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article IX or otherwise.

Section 9.3.           Right of Indemnitee to Bring Suit.  If a claim under Section 9.2 hereof is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met the applicable standard of conduct. set forth in the Louisiana Law.  Neither the failure of the Company (including its Board of Managers, independent legal counsel, or the Member) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Louisiana Law, nor an actual determination by the Company (including its Board of Managers, independent legal counsel, or the Member) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.  In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise shall be on the Company.

Section 9.4.           Non-Exclusivity of Rights.  The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, the Articles or otherwise.

Section 9.5.           Insurance.  The Company may maintain insurance, at its expense, to protect itself and any Manager, officer, employee or agent of the Company or another Person against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article IX or under the Louisiana Law.

Section 9.6.           Indemnification of Employees and Agents of the Company.  The Company may, to the extent authorized from time to time by the Board of Managers, grant rights to indemnification, and to the Advancement of Expenses, to any employee or agent of the Company to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of Managers and officers of the Company.

ARTICLE X
General

Section 10.1.         Entire Agreement; Amendments.  This agreement contains the sole and entire agreement. of the party hereto with respect to the subject matter hereof.  This agreement may only be changed or terminated by a written agreement signed by the Member.

Section 10.2.         Binding Agreement.  The covenants and agreements herein contained shall inure to the benefit of and be binding upon the party hereto and its personal representatives, successors in interest and permitted assigns.

Section 10.3.         Captions.  Captions contained in this agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this agreement or the intent of any provisions hereof.

Section 10.4.         Prior Operating Agreement.  This Fifth Amended and Restated Operating Agreement of Interface Security Systems, L.L.C. is effective as of the date of this Agreement, completely and entirely amends, restates and replaces that certain operating agreement of Interface Security Systems, L.L.C. (f/k/a Louisiana Security Holdings, L.L.C.) dated as of the 28th day of November, 1995, as amended by a certain Amendment to Operating Agreement of Interface Security Systems, L.L.C. (f/k/a Louisiana Security Holdings, L.L.C.) dated as of the 26th day of April, 1996, as amended by a certain First Amended and Restated Operating Agreement of Interface Security Systems, L.L.C. (f/k/a Louisiana Security Holdings, L.L.C.) dated as of the 5th day of February, 1997, as amended by a certain Second Amended and Restated Operating Agreement of Interface Security Systems, L.L.C. (f/k/a Louisiana Security Holdings, L.L.C.) dated as of the 5th day of September, 1997, as amended by a certain Third Amended and Restated Operating Agreement of Interface Security Systems, L.L.C. (f/k/a Louisiana Security Holdings, L.L.C.) dated as of the 23rd day of December, 1997, as amended by a certain First Amendment to Third Amended and Restated Operating Agreement of Interface Security Systems, L.L.C. (f/k/a Louisiana Security Holdings, L.L.C.) dated as of the 23rd day of December, 1997, as amended by a certain Second Amendment to Third Amended and Restated Operating Agreement of Interface Security Systems, L.L.C. (f/k/a Louisiana Security Holdings, L.L.C.) dated as of the 31st day of December, 1999, and as further amended by a certain Fourth Amended and Restated Operating Agreement of Interface Security Systems, L.L.C. dated as of the 1st day of March, 2000.

Section 10.5.         Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

IN WITNESS WHEREOF, the undersigned has executed this Fifth Amended and Restated Limited Liability Company Operating Agreement as of the date first set forth above.

Sole Member:

INTERFACE ACQUISITION
COMPANY, L.L.C.

By: Interface Security Systems
Holdings, Inc., its sole member

By:	/s/ Rufus Clark
Name:	Rufus Clark
Title:	President